Exhibit (4)(c)(ii)


     SECOND SUPPLEMENTAL INDENTURE, dated as of April 28, 1998 among CORESTATES FINANCIAL CORPORATION, a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania ("CoreStates"), FIRST UNION CORPORATION, a corporation duly organized and validly existing under the laws of North Carolina ("FUNC"), and THE FIRST NATIONAL BANK OF CHICAGO, a national banking association, as Trustee (the "Trustee").

                                R E C I T A L S

     WHEREAS, CoreStates (successor by merger to Meridian Bancorp, Inc.) has heretofore executed and delivered to the Trustee, an Indenture, dated as of March 9, 1992, as supplemented by the First Supplemental Indenture thereto, dated February 5, 1997 (as supplemented, the "Indenture"), providing for the issuance from time to time of its unsecured subordinated debentures, notes or other evidences of indebtedness (the "Securities"), to be issued in one or more series as provided in the Indenture;

     WHEREAS, pursuant to an Agreement and Plan of Mergers (the "Plan"), CoreStates is merging (the "Merger") with and into FUNC, the separate existence of Corestates shall cease and FUNC shall survive and continue to exist as a corporation (the "Continuing Corporation");

     WHEREAS, Section 701 of the Indenture provides, in part, that CoreStates shall not merge into another corporation unless the corporation into which CoreStates is merged shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of CoreStates under the Indenture and under the Securities, including all covenants contained in the Indenture and the Securities;

     WHEREAS, Section 801(1) of the Indenture provides that, without the consent of any Holders, CoreStates, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into a supplemental indenture to evidence the succession of another corporation to CoreStates and the assumption by any such successor of the covenants, agreements and obligations of CoreStates in the Indenture and in the Securities;

     WHEREAS, CoreStates has delivered, or caused to be delivered on its behalf, to the Trustee (i) an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and this Second Supplemental Indenture comply with Article Seven and the applicable provisions of Article Eight of the Indenture and that all conditions precedent provided
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for in the Indenture relating to the Merger and the execution and delivery of this Second Supplemental Indenture have been complied with and (ii) a copy of the Board Resolution authorizing the execution of this Second Supplemental Indenture; and

     WHEREAS, all things necessary to authorize the assumption by the Continuing Corporation of CoreStates' obligations under the Indenture and to make this Second Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

     SECTION 1. Assumption of Obligations. The Continuing Corporation hereby expressly assumes, from and after the Effective Time (as defined in the Plan), all of the obligations of CoreStates under the Indenture and under the Securities, including all covenants contained in the Indenture and the Securities.

     SECTION 2. Succession and Substitution. The Continuing Corporation, from and after the Effective Time, by virtue of the aforesaid assumption and the delivery of this Second Supplemental Indenture, shall succeed to and be substituted for and may exercise every right and power of the Company under the Indenture with the same effect as if the Continuing Corporation had been named as the Company in the Indenture.

     SECTION 3. Representations and Warranties. The Continuing Corporation, as of the date of execution of this Second Supplemental Indenture, represents and warrants that: (i) it is a corporation organized and validly existing under the laws of the State of North Carolina; (ii) it has full corporate power and authority to execute and deliver this Second Supplemental Indenture and to perform its obligations under this Second Supplemental Indenture in accordance with its terms; and that (iii) the execution, delivery and performance of this Second Supplemental Indenture will not violate, conflict with or constitute a breach of, or a default under its articles of incorporation or by-laws, or any other material agreement or instrument to which it is a party or which is binding on it or its assets, and will not

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result in the creation of any lien on, or security interest in, any of its assets.

     SECTION 4. Covenants. All covenants and agreements in this Second Supplemental Indenture by the Continuing Corporation shall bind its respective successors and assigns, whether so expressed or not.

     SECTION 5. Requests and Notices. Pursuant to Section 104 of the Indenture, from and after the Effective Time, any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with the Company shall be addressed to the Continuing Corporation at One First Union Center, Charlotte, North Carolina 28288-0013, Attention: General Counsel or at any other address previously furnished to the Trustee by the Continuing Corporation.

     SECTION 6. Separability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 7. No Third Party Benefit. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture, and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture, as amended by this Second Supplemental Indenture.

     SECTION 8. Continuance of Indenture; Effectiveness. This Second Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this Second Supplemental Indenture, shall continue in full force and effect. This Second Supplemental Indenture shall become effective at the Effective Time.

     SECTION 9. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 10. Defined Terms. All capitalized terms used in this Second Supplemental Indenture shall have the same meanings assigned to them in the Indenture.

     SECTION 11. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                 CORESTATES FINANCIAL CORP


Jacqueline Ballantine                   By: /s/ Joseph M. Vayda
--------------------------                 --------------------------
Assistant Secretary                        Name: Joseph M. Vayda
                                           Title: Executive Vice President
                                                  & Treasurer


Attest:                                 FIRST UNION CORPORATION


Carol R. Mullis                         By:/s/ Robert L. Andersen
--------------------------                 --------------------------
Assistant Secretary                        Name: Robert L. Andersen
                                           Title:Senior Vice President



Attest:                                 THE FIRST NATIONAL BANK
                                        OF CHICAGO, AS Trustee

R. Taira                                By:/s/ Faye Wright
--------------------------                 --------------------------
Assistant Secretary                        Name: Faye Wright
                                           Title: Vice President

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